EXHIBIT 6

                            SECURITIES LOAN AGREEMENT

         This Securities Loan Agreement (the "Agreement") is made as of the 24th day of February, 2000, between Jorge L. Mas Canosa Holdings I Limited Partnership, as lender (the "Lender"), and Jorge Mas, as borrower (the "Borrower").

         Borrower and Lender acknowledge that pursuant to this Agreement, Lender has delivered to the U.S. Underwriters on behalf of Borrower in accordance with the Underwriting Agreement 375,000 shares of common stock of MasTec, Inc. (the "Shares") represented by the certificate(s) identified on Exhibit A attached hereto. The Shares are loaned (the "Loan") by Lender to Borrower pursuant to this Agreement upon the following terms. Lender acknowledges the receipt of $30,000 paid by Borrower to Lender as a premium for the Loan. The purpose of the Loan is to provide the Shares to Borrower for delivery for sale by Borrower in accordance with the Underwriting Agreement.

         1. TRANSFER OF RIGHTS. Borrower may sell, assign, convey and transfer all (but not personally possess or exercise any) rights incident to the Shares, and ownership thereof, including (without limitation) the rights, if any, to vote (and give proxies to vote) the Shares at any meeting of shareholders, to sell, pledge or hypothecate the Shares upon any terms and conditions, to receive and have sole use and benefit of all dividends and other distributions accruing or declared with respect to the Shares after the date of this Agreement, and all other rights, powers, offices and privileges of an owner of the Shares as the same exist without reference to this Agreement.

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         2. RETURN OF STOCK. Borrower will return pursuant to this Agreement
(the "return") identical securities to Lender within five days after Lender's demand given to Borrower pursuant to this paragraph.

         3. ADDITIONAL PAYMENTS. Borrower will also pay to Lender from time to time but not later than five days after Lender's demand given to Borrower amounts equivalent to all interest, dividends, and other distributions (other than identical securities) which the owner of identical securities subject to return from time to time pursuant to the preceding paragraph is entitled to receive during the period beginning on the date of this Agreement and ending with the return of such securities pursuant to the preceding paragraph.

         4. LENDER'S RISK AND GAIN. This Agreement shall not reduce the Lender's risk of loss or opportunity for gain with respect to the identical securities. This Agreement is intended to satisfy the requirements of ss.1058(b) of the Code and of any Treasury Regulations promulgated thereunder. This Agreement shall be interpreted, construed and applied in accordance with the intent expressed in the two immediately preceding sentences.

         5. SECURITY. Within five days after Lender's demand given to Borrower from time to time, Borrower shall deliver as collateral security for the Loan (the "pledge"), upon such reasonable terms as Lender shall specify, cash or identical securities (as specified by Borrower) in such amount which together with any other collateral pledged by Borrower pursuant to this paragraph does not exceed the fair market value of such identical securities as would then be subject to return to Lender if Lender then made demand for the full and final return of identical securities pursuant to paragraph 2.

         6. FURTHER COOPERATION. Each of Borrower and Lender agree to execute and deliver such documents and instruments, including modifications of this Agreement, as the other may

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reasonably request to further accomplish the Loan, the return, the pledge, and the intentions expressed in paragraph 4.

         7. DEFINITIONS. In this Agreement,

                  a. The "Code" means the Internal Revenue Code of 1986, as amended, and reference to any section of the Code includes reference to any successor provisions of the Code corresponding to such section.

                  b. The term "identical securities" means 375,000 shares of common stock of MasTec, Inc., provided, if prior to the return there is a merger, recapitalization or reorganization of the issuer of identical securities, any securities issued with respect to or in exchange for identical securities pursuant to such merger, recapitalization or reorganization shall also be identical securities.

                  c. The term "securities" has the meaning given such term in ss.1236(c) of the Code.

                  d. The "Underwriting Agreement" means that certain agreement dated February ___, 2000, among MasTec, Inc., the Borrower, and Morgan Stanley & Co. Incorporated, Jefferies & Company, Inc., and Morgan Keegan & Company, Inc., as representatives of the several underwriters, concerning the sale of shares of common stock of MasTec, Inc.; and the term "U.S. Underwriters" has the same meaning as in the Underwriting Agreement.

         8. NOTICES. All notices, demands or requests provided for or permitted to be given pursuant to this Agreement must be in writing and shall be delivered or sent by personal delivery or overnight delivery service to the parties as follows:

            Borrower:         Jorge Mas

                              3155 N.W. 77th Avenue
                              Miami, Florida  33122

            Lender: Jorge L. Mas Canosa Holdings I Limited Partnership 2716 East 5th Street

                              Austin, Texas  78702


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A notice shall be deemed given one day after its delivery to the address for the respective party as provided in this paragraph. Any person may change his address, and additional persons may be added, by notifying all of the other parties in writing in the manner set forth.

         9. REMEDIES. In addition to any remedies which may be provided in this Agreement, or by law, in the event of a breach of this Agreement by any party, the other party shall have the right of specific performance. In the event of any dispute or litigation between the parties to enforce the provisions of, or with respect to this Agreement, the prevailing party shall be entitled to reasonable attorney's fees and court costs, including those for appellate proceedings and for paralegals and similar persons.

         10. ENTIRE AGREEMENT. This Agreement contains the sole and entire agreement between the parties with respect to its subject matter and supersedes any and all other prior written or oral agreements between them with respect to such subject matter.

         11. AMENDMENT. No amendment or modification of this Agreement shall be valid unless in writing and duly executed by the parties affected by the amendment or modification.

         12. BINDING EFFECT. This Agreement shall be binding upon and inure to the benefit of the parties and their respective representatives, successors and assigns.

         13. GOVERNING LAW. Subject to paragraph 4., this Agreement and the interpretation of its terms shall be governed by the laws of the State of Florida, without application of conflicts of law principles.

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         The parties have executed this Agreement as of the date set forth above.

                                   JORGE L. MAS CANOSA HOLDINGS I
                                   LIMITED PARTNERSHIP, lender

                                   By: Jorge L. Mas Canosa Holdings Corporation,
                                       general partner

                                   By: /s/ Juan Carlos Mas
                                      ------------------------------------------
                                       Juan Carlos Mas, its Vice President


                                       /s/ Jorge Mas
                                      ------------------------------------------
                                       Jorge Mas, Borrower


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                                    EXHIBIT A

         The following certificates representing shares of common stock of MasTec, Inc. have been delivered hereunder by Lender on behalf of Borrower in accordance with the Underwriting Agreement:

                  CERTIFICATE NO(S).                       SHARES

                  MAS 11318                                100,000


                  MAS 11291                                275,000


                  Witness our signatures.

                                   JORGE L. MAS CANOSA HOLDINGS I
                                   LIMITED PARTNERSHIP, Lender

                                   By: Jorge L. Mas Canosa Holdings Corporation,
                                       general partner


                                   By:
                                      ------------------------------------------
                                       Juan Carlos Mas, its Vice President



                                      ------------------------------------------
                                       Jorge Mas, Borrower